Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-115242) pertaining to the SiRF Technology Holdings, Inc. 2004 Stock Incentive Plan, SiRF Technology Holdings, Inc. 2004 Employee Stock Purchase Plan, and 1995 Stock Incentive Plan of SiRF Technology Holdings, Inc., of our report dated January 26, 2005, with respect to the consolidated financial statements and schedule of SiRF Technologies Holdings, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

San Jose, California

March 22, 2005